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                                                /        OMB APPROVAL          /
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                                                / Expires:   December 31, 2001 /
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| FORM 3 |          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
+--------+                       Washington, D.C. 20549
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1.  Name and Address of Reporting Person*

    Stanford Venture Capital Holdings, Inc.
    ----------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)


    ----------------------------------------------------------------------------
                                   (Street)
     5050 Westheimer Road
     Houston, Texas 77056

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        (City)                      (State)                           (Zip)


2.  Date of Event Requiring Statement (Month/Day/Year)
    November 30, 2001
    -----------------

3.  I.R.S Identification Number of Reporting Person, if an Entity
    (Voluntary)


4.  Issuer Name and Ticker or Trading Symbol
    Senesco Technologies, Inc. (SENO)
    ---------------------------------

5.  Relationship of Reporting Person(s) to Issuer (Check all applicable)

    [_] Director                   [X] 10% Owner
    [_] Officer                    [_] Other
        (give title below)             (specify below)

    ----------------------------------------------------------------------------

6.  If Amendment, Date of Original (Month/Day/Year)
    ----------------------------

7.  Individual or Joint Group Filing (Check Applicable Line)

    [_]  Form filed by One Reporting Person

    [X]  Form filed by More than One Reporting Person

             Table I--Non-Derivative Securities Beneficially Owned

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
    (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)
--------------------------------------------------------------------------------
Common Stock,
par value $0.01
per share               1,142,858               D                     (1)
--------------------------------------------------------------------------------

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                                                                          (Over)
                                                                 SEC 1473 (7-96)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the form is filed by more than one reporting person, see Instruction
5(b)(v).

FORM 3 (continued)   Table II--Derivative Securities Beneficially Owned
               (e.g., puts, calls, warrants, options, convertible securities)

------------------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative        2. Date Exer-    3. Title and Amount of Securities    4. Conversion  5. Ownership   6. Nature of In-
    Security (Instr. 4)           cisable and      Underlying Derivative Security       or             Form of        direct Bene-
                                  Expiration       (Instr. 4)                           Exercise       Derivative     ficial
                                  Date                                                  Price          Security:      Ownership
                                  (Month/Day/                                           of             Direct (D)     (Instr. 5)
                                  Year)                                                 Derivative     or In-
                              ----------------------------------------------------      Security       direct (I)
                               Date      Expira-                           Amount or                   (Instr. 5)
                               Exer-     tion            Title             Number of
                               cisable   Date                              Shares
------------------------------------------------------------------------------------------------------------------------------------
  Warrant                      12/3/01    12/3/06       Common Stock, par
                                                        value $0.01 per
                                                        share               250,000     $2.00              D            (1)
------------------------------------------------------------------------------------------------------------------------------------
  Warrant                      12/3/01    12/3/06       Common Stock, par
                                                        value $0.01 per
                                                        share               250,000     $3.25              D            (1)
------------------------------------------------------------------------------------------------------------------------------------

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

Explanation of Responses:

     (1) These securities are directly beneficially owned by Stanford Venture Capital Holdings, Inc. and may be deemed to be indirectly beneficially owned by
R. Allen Stanford. Mr. Stanford disclaims beneficial ownership of these securities, and this report shall not be deemed an admission that the reporting person is the beneficial owner of such securities for purposes of Section 16 or for any other purposes.


/s/ Yolanda M. Suarez                     December 31, 2001
----------------------------------------  ----------------------
Stanford Venture Capital Holdings, Inc             Date
Secretary

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                            JOINT FILER INFORMATION

Name:                      Stanford Venture Capital Holdings, Inc.

Address:                   5050 Westheimer Road
                           Houston, Texas 77056

Designated Filer:          Stanford Venture Capital Holdings, Inc.

Issuer and Ticker Symbol:  Senesco Technologies, Inc. ("SENO")

Date of Event Requiring
 Statement:                November 30, 2001

Signature:                 Stanford Venture Capital Holdings, Inc.

                           By:  /s/ Yolanda M. Suarez
                               ---------------------
                                Yolanda M. Suarez
                                Secretary

                            JOINT FILER INFORMATION

Name:                      R. Allen Stanford

Address:                   c/o Stanford Venture Capital Holdings, Inc.
                           5050 Westheimer Road
                           Houston, Texas 77056

Designated Filer:          Stanford Venture Capital Holdings, Inc.

Issuer and Ticker Symbol:  Senesco Technologies, Inc. ("SENO")

Date of Event Requiring
 Statement:                November 30, 2001

Signature:                 /s/ R. Allen Stanford
                           ---------------------
                           R. Allen Stanford